Exhibit 99.1
SM&A Announces Dana Spears as
Senior Vice President Competition Management
Newport Beach, CA – June 3, 2008 – SM&A (NASDAQ:WINS) announced today Dana Spears will join SM&A as Senior Vice President of Competition Management.
Dana comes to SM&A from Northrop Grumman (NG) Mission Systems where he was the Director of Capture and Proposal Operations.  Dana’s track record during his six years at NG was outstanding where he established an impressive proposal process, establish/trained/mentored proposal managers, and led proposal teams that won a significant number of proposals for NG.  Prior to joining NG, Dana was with Aerospace Corporation for three years working on RFP’s and source selections.  Dana also spent three years in the late 1990’s with SM&A working within Competition Management.  Dana also spent 24 years as an officer in the United States Air Force.
Dana is a Fellow within the Association of Proposal Management Professionals, has various publications to his credit, and is a graduate of University of Texas where he earned a Mechanical Engineering degree and the University of Wyoming where he earned a Masters in Business Administration.
“Dana is a Competition Management and Proposal professional with a proven track record and we are very excited about Dana re-joining the SM&A team,” said Kevin Reiners, executive vice president of operations for SM&A.
About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.
Investor Contact:
Jim Eckstaedt
Executive Vice President Finance and Chief Financial Officer
SM&A
949-975-1550 ext 296
jim.eckstaedt@smawins.com

SOURCE: SM&A